Exhibit 23.4

CONSENT OF DIRECTOR NOMINEE

NANO-X IMAGING LTD (the “Company”) is filing a Registration Statement on Form F-1 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the secondary offering (the “Offering”) of its ordinary shares by certain selling shareholders. In connection with the Offering, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Dan Suesskind
Name:	Dan Suesskind
Date:	February 8, 2021